Exhibit 99.1

News Release	FMC Technologies, Inc. 1803 Gears Road Houston, TX 77067

Release	Immediate	Release
Contact	Investors:	Bradley Alexander	(281) 260-3665
	Media:	Lisa Albiston	(281) 931-2513
		Michael King	(281) 931-2540

FMC Technologies Reports Second Quarter 2012

Diluted Earnings per Share of $0.46

Highlights:

•	Record Company operating profit of $203 million

•	Second quarter Subsea Technologies revenue of $946 million

•	Year-to-date Subsea Technologies orders of $2.3 billion

•	Record Surface Technologies revenue and operating profit

HOUSTON, July 24, 2012 – FMC Technologies, Inc. (NYSE:FTI) today reported second quarter 2012 revenue of $1.5 billion, up 22 percent from the prior-year quarter. Diluted earnings per share were $0.46 compared to $0.39 in the prior-year quarter.

Total inbound orders were $1.4 billion and included $878.2 million in Subsea Technologies orders. Backlog for the Company was $5.2 billion, including Subsea Technologies backlog of $4.3 billion.

“We saw improvement in Subsea Technologies’ margin this quarter and are confident we will continue to see margins increase during the remainder of 2012,” said John Gremp, Chairman, President and CEO of FMC Technologies. “The robust outlook for subsea continues as customers move forward with developing their significant offshore portfolios. Our Surface Technologies segment had another record earnings quarter on the strength of our growing international surface wellhead business and the execution of our backlog in our fluid control business.”

“Looking at the second half of 2012, we are narrowing our full year diluted earnings per share range to $2.10 to $2.20.”

FMC Technologies Reports Second Quarter 2012 Diluted Earnings per Share of $0.46	2

Review of Operations – Second Quarter 2012

Subsea Technologies

Subsea Technologies’ second quarter revenue was $945.8 million, up 18 percent from the prior-year quarter. Subsea Technologies’ operating profit improved to $109.7 million due to higher volume and improved execution. This operating profit includes a $13.2 million net benefit associated with the Schilling Robotics acquisition.

Subsea Technologies’ inbound orders for the second quarter were $878.2 million and backlog was $4.3 billion.

Surface Technologies

Surface Technologies’ second quarter revenue of $413.8 million was 33 percent higher than the prior-year quarter. Surface Technologies had record operating profit of $84.2 million in the second quarter, up 49 percent from the prior-year quarter. Both increases were driven by continued strength in fluid control and higher volumes in surface wellhead.

Surface Technologies’ inbound orders were $365.7 million in the second quarter and backlog for the segment finished the quarter at $573.6 million.

Energy Infrastructure

Energy Infrastructure’s second quarter revenue was $139.4 million, up 16 percent from the prior-year quarter. This increase came primarily from increased sales in measurement solutions and material handling.

Energy Infrastructure had operating profit of $9.1 million in the second quarter, down 15 percent from the prior-year driven by lower volume in loading systems due to timing of inbound.

Energy Infrastructure’s inbound orders for the second quarter were $146.4 million and backlog was $284.7 million.

Corporate Items

Corporate expense in the second quarter was $10.4 million, a decrease of $0.2 million from the prior-year quarter. Other revenue and other expense, net, was $29.7 million, an increase of $27.7 million from the prior-year quarter. This was due largely to an increase of $12.6 million related to the potential earn-out associated with the acquisition of Multi Phase Meters and $4.0 million in foreign exchange net loss in 2012 compared to $4.0 million in foreign exchange net gain in 2011.

FMC Technologies Reports Second Quarter 2012 Diluted Earnings per Share of $0.46	3

The Company ended the quarter with net debt of $940.9 million. Net interest expense was $6.4 million in the quarter.

The Company repurchased 511,000 shares of common stock in the quarter, at an average cost of $40.07 per share.

Depreciation and amortization for the second quarter was $35.4 million, up $5.3 million from the sequential quarter. Capital expenditures for the second quarter were $99.3 million.

The Company recorded an effective tax rate of 28.5 percent for the second quarter.

Summary and Outlook

FMC Technologies reported second quarter diluted earnings per share of $0.46, up 18 percent over the prior year quarter.

Total inbound orders of $1.4 billion in the second quarter included $878.2 million in Subsea Technologies orders. The Company’s backlog stands at $5.2 billion, including Subsea Technologies backlog of $4.3 billion.

Subsea revenue is expected to be approximately $4.0 billion for the full year.

The Company narrowed its guidance for 2012 diluted earnings per share to a range of $2.10 to $2.20, reflecting a year-over-year increase of 28 to 34 percent.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World’s Most Admired Oil and Gas Equipment, Service Company in 2012, the Company has approximately 16,100 employees and operates 27 production facilities in 16 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “expected,” “continue,” “outlook,” and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. FMC Technologies cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the following: demand for our systems and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets; potential liabilities arising out of the installation or use of our systems; continuing consolidation within our customers’ industries; U.S. and international laws and regulations that may increase our costs, limit the demand for our products and services or restrict our operations; disruptions in the political, regulatory, economic and social conditions of the foreign countries in which we conduct business; fluctuations in currency markets worldwide; cost overruns that may affect profit realized on our fixed price contracts; the cumulative loss of major contracts or alliances; our dependence on the continuing services of key managers and employees and our ability to attract, retain and motivate additional highly-skilled employees for the operation and expansion of our business; rising costs and availability of raw materials; a failure of our information technology infrastructure or any significant breach of security; our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets; the outcome of uninsured claims and litigation against us; disruptions in the timely delivery of our backlog and its effect on our future sales, profitability, and our relationships with our customers; and disruptions in the financial and credit markets and its impact on our customers’ activity levels, spending for our products and services and ability to pay amounts owed us. FMC Technologies undertakes no obligation to publicly update or revise any of its forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

FMC Technologies Reports Second Quarter 2012 Diluted Earnings per Share of $0.46	4

FMC Technologies, Inc. will conduct its second quarter 2012 conference call at 9:00 a.m. ET on Wednesday, July 25, 2012. The event will be available at www.fmctechnologies.com. An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Revenue	$1,494.9	$1,229.4	$2,891.5	$2,311.3
Costs and expenses	1,346.8	1,092.0	2,613.5	2,066.5

	148.1	137.4	278.0	244.8

Other income, net	16.1	2.5	20.1	4.9

Income before net interest expense and income taxes	164.2	139.9	298.1	249.7
Net interest expense	(6.4)	(2.1)	(9.9)	(3.6)

Income from continuing operations before income taxes	157.8	137.8	288.2	246.1
Provision for income taxes	44.6	42.2	75.3	64.8

Net income	113.2	95.6	212.9	181.3
Net income attributable to noncontrolling interests	(1.3)	(1.3)	(2.2)	(1.8)

Net income attributable to FMC Technologies, Inc.	$111.9	$94.3	$210.7	$179.5

Earnings per share attributable to FMC Technologies, Inc.:
Basic	$0.47	$0.39	$0.88	$0.74
Diluted	$0.46	$0.39	$0.87	$0.74

Weighted average shares outstanding:
Basic	240.2	241.9	240.2	241.8
Diluted	241.5	243.8	241.4	243.8

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Revenue

Subsea Technologies	$945.8	$801.0	$1,840.7	$1,490.5
Surface Technologies	413.8	310.3	791.6	601.6
Energy Infrastructure	139.4	120.2	276.4	223.2
Other revenue (1) and intercompany eliminations	(4.1)	(2.1)	(17.2)	(4.0)

	$1,494.9	$1,229.4	$2,891.5	$2,311.3

Income before income taxes

Segment operating profit
Subsea Technologies	$109.7	$84.0	$184.8	$154.0
Surface Technologies	84.2	56.5	162.2	107.9
Energy Infrastructure	9.1	10.7	18.4	15.2

Total segment operating profit	203.0	151.2	365.4	277.1

Corporate items
Corporate expense	(10.4)	(10.6)	(18.9)	(19.0)
Other revenue and other expense, net (1)	(29.7)	(2.0)	(50.6)	(10.2)
Net interest expense	(6.4)	(2.1)	(9.9)	(3.6)

Total corporate items	(46.5)	(14.7)	(79.4)	(32.8)

Income from continuing operations before income taxes attributable to FMC Technologies, Inc.	$156.5	$136.5	$286.0	$244.3

(1)	Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Inbound Orders

Subsea Technologies	$878.2	$947.3	$2,307.0	$1,887.2
Surface Technologies	365.7	451.5	790.4	726.7
Energy Infrastructure	146.4	124.0	338.6	272.9
Intercompany eliminations and other	(3.7)	(0.2)	(1.4)	(2.4)

Total inbound orders	$1,386.6	$1,522.6	$3,434.6	$2,884.4

	June 30
	2012	2011
Order Backlog

Subsea Technologies	$4,347.7	$4,193.1
Surface Technologies	573.6	537.7
Energy Infrastructure	284.7	236.9
Intercompany eliminations	(1.3)	(3.4)

Total order backlog	$5,204.7	$4,964.3

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30, 2012	December 31, 2011
	(Unaudited)
Cash and cash equivalents	$275.3	$344.0
Trade receivables, net	1,566.9	1,341.6
Inventories, net	881.3	712.2
Other current assets	402.0	390.1

Total current assets	3,125.5	2,787.9

Property, plant and equipment, net	910.7	767.9
Goodwill	505.6	265.8
Intangible assets, net	302.0	128.0
Investments	32.2	161.4
Other assets	137.5	160.0

Total assets	$5,013.5	$4,271.0

Short-term debt and current portion of long-term debt	$102.1	$587.6
Accounts payable, trade	550.2	546.8
Advance payments and progress billings	447.9	450.2
Other current liabilities	743.9	648.3

Total current liabilities	1,844.1	2,232.9

Long-term debt, less current portion	1,114.1	36.0
Other liabilities	442.2	564.4
FMC Technologies, Inc. stockholders’ equity	1,599.4	1,424.6
Noncontrolling interest	13.7	13.1

Total liabilities and equity	$5,013.5	$4,271.0

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Six Months Ended June 30
	2012	2011
Cash provided (required) by operating activities:
Net Income	$212.9	$181.3
Depreciation and amortization	65.5	51.7
Trade accounts receivable, net	(221.9)	(41.6)
Inventories, net	(127.7)	(115.2)
Accounts payable, trade	(5.4)	110.7
Advance payments and progress billings	(19.0)	(8.5)
Other	(13.9)	(58.3)

Net cash (required) provided by operating activities	(109.5)	120.1

Cash provided (required) by investing activities:
Capital expenditures	(191.1)	(102.8)
Acquisitions, net of cash acquired	(328.6)	—
Other investing	1.4	(0.1)

Net cash required by investing activities	(518.3)	(102.9)

Cash provided (required) by financing activities:
Net increase in debt	595.8	107.6
Issuance of capital stock	0.3	0.6
Purchase of stock held in treasury	(21.0)	(7.2)
Other financing	(15.8)	(9.1)

Net cash provided by financing activities	559.3	91.9

Effect of changes in foreign exchange rates on cash and cash equivalents	(0.2)	3.4

(Decrease) increase in cash and cash equivalents	(68.7)	112.5

Cash and cash equivalents, beginning of period	344.0	315.5

Cash and cash equivalents, end of period	$275.3	$428.0